EXHIBIT 10.3

TD AMERITRADE HOLDING CORPORATION

AMENDMENT TO MARVIN W. ADAMS TERM SHEET

This amendment (the “Amendment”) is made by and between Marvin W. Adams (“Executive”) and TD Ameritrade Holding Corporation (the “Company,” and together with Executive, the “Parties”) on the dates set forth below.

WHEREAS, the Parties entered into the term sheet agreement dated April 11, 2011 (the “Term Sheet”);

WHEREAS, the Company and Executive desire to amend certain provisions of the Term Sheet to come into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and guidance promulgated thereunder (together, “Section 409A”).

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Term Sheet is hereby amended as follows.

1. Release of Claims. The section titled “Termination” of the Term Sheet is amended to add the following at the end of such section:

“The Separation and Release of Claims Agreement (the “Release”) must become effective and irrevocable no later than sixty (60) days following Executive’s termination of employment with the Company (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to the severance payments or benefits set forth above. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Provided that the Release becomes effective and irrevocable by the Release Deadline Date, the severance payments set forth above will be paid on, or in the case of installments, will commence on, the sixtieth (60th) day following Executive’s termination of employment with the Company, and any severance payments otherwise payable to Executive during the sixty (60) day period immediately following Executive’s termination of employment with the Company will be paid in a lump sum to Executive on the sixtieth (60th) day following Executive’s termination of employment with the Company, with any remaining payments to be made as provided above. Any reference to Executive’s termination of employment with the Company will mean a separation from service within the meaning of Code Section 409A.”

2. Full Force and Effect. To the extent not expressly amended hereby, the Term Sheet shall remain in full force and effect.

3. Entire Agreement. This Amendment and the Term Sheet constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5. Governing Law. This Amendment will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, on the dates set forth below.

TD AMERITRADE HOLDING CORPORATION		EXECUTIVE

EVP, Chief Human Resources Officer		/s/ Marvin W. Adams

By:	/s/ Karen Ganzlin

Date:	December 19, 2012	Date:	December 19, 2012